UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)

MICHAEL PORCELAIN KEITH HALL MICHAEL HILDEBRANDT FRED KORNBERG ROBERT SCHASSLER SANYOGITA SHAMSUNDER OLEG TIMOSHENKO JAY WHITEHURST
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On September 23, 2024, Mr. Porcelain issued the following press release:

Comtech’s Former CEOs Nominate Full Slate of Candidates for Comtech Board of Directors

Issue Open Letter to Comtech Stockholders Advocating for an Independent Evaluation of Strategic Options for Comtech’s 911 Public Safety Business, the Appointment of an External CEO & COO, and Other Initiatives to Enhance Stockholder Value

Melville, NY – September 23, 2024 – Fred Kornberg and Michael Porcelain, significant stockholders and former Chief Executive Officers (CEOs) of Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”, today issued an open letter to fellow Comtech stockholders.

Michael (Mike) Porcelain also announced that he has nominated a slate of eight highly qualified director candidates (the “Nominees”) for election to the Comtech Board of Directors (the “Board”) at the upcoming 2024 Annual Meeting of Stockholders. Collectively, the Nominees beneficially own approximately 7.6% of the outstanding shares of Comtech’s common stock. If elected, the Nominees intend to pursue a thorough evaluation of strategic options for Comtech’s 911 Public Safety business, the appointment of an external CEO & COO, and other initiatives aimed at enhancing long-term stockholder value.

The Nominees (listed in alphabetical order) comprise:

•	Keith Hall - Founder and CEO of AssuredTek, Inc. (“AssuredTek”) and former Chairman of the board, CEO and President of Globecomm Systems Inc. (“Globecomm”)
•	Michael Hildebrandt - Senior Investment Professional at Freshford Capital Management, LLC (“Freshford Capital”) (a prior large institutional stockholder of Comtech).
•	Fred Kornberg - Former Chairman of the Board, CEO, President and Senior Technology Advisor to Comtech playing a pivotal role in driving Comtech’s historical success.
•	Michael Porcelain – former CEO, President and CFO of Comtech, Board Member and Audit Committee Chairman of Air Industries Group and President and CEO of The Independent Adviser Corporation.
•	Robert Schassler - Member of the Board of Directors of Intrado Life & Safety, former CEO of SCI Technology, Inc and former VP and General Manager of Motorola Solutions Inc.’s (“Motorola”) Government, Public Safety, and Commercial Industry business.
•	Dr. Sanyogita Shamsunder - COO at NextNav, Inc. (NASDAQ: NN), former Head of Globe Network Edge of Google and former VP of Product Strategy and Technology for Verizon.
•	Oleg Timoshenko - Founder and Operator of Feedback S.à r.l. and previously Co-Founder of UHP Networks Inc. (“UHP”) and Romantis Group.
•	Jay Whitehurst - Founder and Chairman of Couplify and previously Comtech’s Chief Strategy Officer and before that, President of Comtech’s Trusted Location product line and senior executive at Nortel Networks

The full text of the letter dated September 23, 2024 follows:

Dear Fellow Stockholders:

Our decision to issue this public letter stems from our ongoing commitment to the success of Comtech. After much thought and diligence, we have taken this action to enhance value for all of Comtech’s stakeholders, including, stockholders, employees, customers, and partners.

We are deeply familiar with the Comtech business and are confident that there are significant opportunities to enhance stockholder value through focused strategic actions under the leadership of a new board of directors.

We are fully committed to Comtech’s future success and directly aligned with our fellow common stockholders. Accordingly, Mike has nominated a slate of eight highly qualified director candidates for election to the Board at the upcoming Fiscal 2024 Annual Meeting of Stockholders. The nominees bring a blend of knowledge, expertise, and relevant industry experience that we believe will be invaluable to Comtech’s future. More detailed information about these director candidates is provided below and can be found in a Schedule 13D that was filed with the SEC on Friday, September 20, 2024.

Prior to the March 2024 termination of the CEO and other recent leadership changes, we (and others) reached out to the Board multiple times, offering help in various capacities. We ultimately met with several members of the Board. We offered our operational expertise aimed at increasing profitability, providing suggestions and advice on several topics, including offering to assist with refinancing efforts and in the search for a new CEO. We proposed several disclosures the company should include in its upcoming Form 10-K, particularly concerning all transactions with preferred stockholders, Credit Facility lenders, and related parties. At the suggestion of several stockholders and Wall Street analysts, Mike even offered to return as CEO without cash compensation, aligning his interests solely with common stockholders.

We ask the Board to follow the advice we have given them until new directors are elected.

Our Recommendations

In addition to the guidance we’ve shared privately with the existing Board, we believe the following are critical to Comtech’s future success, and our Nominees are committed to executing them if elected to the Board:

1.	Leadership Change Disclosures: Disclose the specific details and circumstances surrounding the March 2024 CEO termination for cause in the upcoming Form 10-K to be filed with the SEC. Additionally, disclose any internal control and governance changes implemented.

2.	CEO & COO Search Process: Conduct a thorough and transparent search for both an external CEO with relevant industry expertise, considering a wide range of qualified candidates. Many years ago, the Interim CEO worked at Comtech under our direction. We request to meet with the Interim CEO and any current candidates to assess their qualifications and capabilities. We believe a newly elected board should meet with the final list of candidates and appoint the permanent CEO as well as a new COO, who just resigned.

3.	Evaluate Strategic Options: Assess the effectiveness and viability of current strategic initiatives, including the “One Comtech” and “Evoke” strategies. We recommend renaming the “Terrestrial & Wireless Networks” segment to “911 Public Safety” to better highlight its value. As discussed further below, we recommend an independent evaluation of strategic options for Comtech’s 911 Public Safety business.

4.	Assess Capital Structure & Financing: Disclose in upcoming SEC filings detailed information on recent financing activities, including details on costs and the valuation of warrants issued both to the lenders and preferred stockholders. Discuss the Board’s oversight process and provide third-party benchmarks for comparable transactions.

5.	Enhance Core Business Units: Focus on key product lines and markets where Comtech has established strengths, such as its satellite and troposcatter product lines, to drive growth and increase profitability.

6.	Optimize Operational Efficiency: Evaluate corporate costs and align resources with strategic priorities to enhance operational efficiency and support sustainable growth. Assess the X/Y antenna product line and evaluate potential partnership opportunities to continue to participate in the LEO/MEO market. Develop and retain in-house talent rather than engaging outside consultants.

7.	Invest in Innovation: Renew focus on research and development to foster genuine innovation within Comtech’s product offerings. Such a focus is crucial for maintaining a competitive advantage and fostering long-term growth within the Company.

8.	Establish Targeted Profit Centers: Reintroduce independent business units for product lines focused on global commercial sales and government clients to maximize market opportunities. Reinstating this strategy could significantly enhance financial performance and we believe would be well received by customers.

9.	Ensure Consistency in SEC and Marketing Communications: Provide clear and consistent disclosures to stockholders in public statements and regulatory filings.

Call to Evaluate Strategic Alternatives for the 911 Public Safety Business

During our communications with the Board, we have recommended exploring strategic alternatives for the 911 Public Safety business. We believe a carefully planned and well-executed sale process, similar to Rave Mobile Safety, Inc.’s $553.0 million sale to Motorola, could unlock substantial stockholder value. Proceeds from the sale could be used to eliminate all long-term debt and redeem the existing outstanding preferred stock.

We have consulted with a leading industry-specific investment banking firm and spoken with potential buyers. Based on our well-informed analysis, if a bona fide sale process were conducted, we believe that Comtech’s 911 Public Safety business, which is significantly larger than Rave’s, could achieve a sale price well in excess of $553.0 million.

We believe that such an evaluation process would benefit from the oversight of our Nominees once elected at the 2024 Annual Meeting of Stockholders.

TheFutureComtech.com

We are excited to announce that we have created a new website at TheFutureComtech.com, where you can send us your thoughts. Soon, you’ll be able to stay-up to-date on what we have to say, and we will also make it easy to access important information including our SEC filings.

Stay tuned for the official launch – we can’t wait to share it with you.

Conclusion

We believe the recommendations we made to the Board and the election of the new director candidates listed at the end of this letter are important for positioning Comtech for long-term success and maximizing stockholder value.

As dedicated stakeholders and former leaders of Comtech, we stand ready to assist the Company and help it achieve its full potential. We appreciate the engagement of many stockholders and other stakeholders who share our commitment to Comtech’s success.

We welcome the opportunity to engage in constructive dialogue with the Board and management to collaboratively develop strategies that are in the best interests of all stockholders.

Sincerely,

Fred Kornberg
Fellow Stockholder and Former CEO and Chairman of the Board

Michael Porcelain
Fellow Stockholder and Former CEO, CFO, President, COO and Director

_________________________________________

About The New Director Nominees

Keith Hall, age 55, currently serves as Founder and Chief Executive Officer of AssuredTek, Inc. (“AssuredTek”), a company focusing on advanced cybersecurity and wireless technology solutions, addressing privacy challenges across a wide range of use cases, since August 2020. At AssuredTek, Mr. Hall oversees strategy, marketing, sales, and engineering. Mr. Hall also serves as a Strategic Advisor for Assured Information Security (AIS) since January 2019. Prior to this, Mr. Hall founded and led Imperium Communication Solutions, a consulting firm providing expert services to the telecommunications sector, from March 2017 to August 2020. Prior to this, Mr. Hall held various leadership positions at Globecomm, a global provider of satellite-based communications infrastructure and services, where he served as President, Chief Executive Officer, and Chairman of the Board, overseeing the company’s operations across government, telecommunications, 3 media, maritime, and commercial sectors, from 2009 to 2016. Under Mr. Hall’s leadership, Globecomm grew to over $350 million in annual sales and $200 million in recurring services revenue.

Michael Hildebrandt, age 51, currently serves as a Senior Investment Professional at Freshford Capital, an advisory firm providing investment advice and management services to clients, since February 2011. At Freshford Capital, Mr. Hildebrandt invests in industry verticals, including government and construction services, energy, space and satellite, telecom, media, and special situations. Prior to joining Freshford Capital, Mr. Hildebrandt held senior investment roles at Silver Capital Management LLC, a multi-strategy investment fund, and GAMCO Investors, Inc., a global investment management company, where he focused on special situations and private equity initiatives. Earlier in his career, he served as a Private Equity Associate at Aurora Capital and as an Investment Banking Analyst at Salomon Brothers, specializing in mergers and acquisitions within the industrial sector.

Fred Kornberg, age 88, most recently served as a Senior Technology Advisor to Comtech, a position he held from January 2022 to January 2024. In this role, Mr. Kornberg served as a consultant and was available to provide advice to the Board and senior executives on high-level strategic technology matters, including new program conceptualization, research and development, and technology acquisitions, particularly with respect to Comtech’s satellite earth station and radio frequency product lines. Prior to this, Mr. Kornberg had a storied career at Comtech, where he served as Chief Executive Officer from 1976 until December 2021. He also served as a director from 1971 to December 2022, including as Chairman of the Board until July 2022. Throughout his nearly five decades of service to the Company, Mr. Kornberg played a pivotal role in driving Comtech’s technological advancements and operational success, positioning the Company as a market leader in satellite communications and establishing its prominence in 911 public safety products through strategic acquisitions.

Michael Porcelain, age 55, currently serves as the President and Chief Executive Officer of The Independent Adviser Corporation, a privately held company that he founded in 1988, which operates various internet websites focused on the professional advisory industries, including TheAdviser.com and 1800ADVISER.com. Mr. Porcelain previously served in various executive roles at Comtech, including CEO from January 2022 to August 2022, President from January 2020 to August 2022, and Chief Operating Officer from October 2018 to January 2022. Prior to this, Mr. Porcelain served as Comtech’s Chief Financial Officer from 2006 to 2018, as well as Vice President of Finance and Internal Audit from 2002 to 2006. During his tenure at Comtech, Mr. Porcelain was instrumental in the development and execution of Comtech’s business strategies, leading key initiatives such as the expansion of its Next Generation 911 and 4 satellite earth station product lines, and overseeing transformative acquisitions, including a leading 911 call handling software company and UHP Networks, a provider of satellite ground station technology. Since 2017, Mr. Porcelain has also served as a director and Chairman of the Audit Committee for Air Industries Group, a manufacturer of precision components and assemblies for large aerospace and defense contractors.

Robert Schassler, age 60, currently serves as an Advisor to Stonepeak Partners LP, a leading alternative investment firm, as well as a member of the board of directors of Intrado Life & Safety, Inc., an emergency communication services company, since October 2023. Mr. Schassler previously served as President and Chief Executive Officer of SCI Technology, Inc., a division of Sanmina Corporation (NASDAQ: SANM), an electronics manufacturing services provider, where he focused on military communications technology solutions within the aerospace and defense industries, from June 2018 to October 2023. Prior to this, Mr. Schassler served as Executive Vice President and General Manager of Nuance Communications Inc. (NASDAQ: NUAN), a leader in speech recognition and AI/machine learning SAAS technologies, from 2015 to 2018. Earlier in his career, Mr. Schassler spent more than twenty years at Motorola, a video equipment, telecommunications equipment, software, systems and services provider, where he held several executive roles, including Executive Vice President and General Manager of Motorola’s Government, Public Safety, and Commercial Industry business.

Dr. Sanyogita Shamsunder, age 58, currently serves as Chief Operating Officer at NextNav, Inc., a company specializing in next-generation positioning, navigation, and timing (PNT) solutions, where she oversees business development, strategy, product and software development, and IT, since May 2024. Dr. Shamsunder also serves as an advisory board member for Meeami Technologies, a leader in audio AI, noise cancellation, speech enhancement, speaker identification, and other audio analytics technologies, since September 2023. Additionally, Dr. Shamsunder serves as a panelist for the U.S. National Science Foundation, an independent federal agency created to promote the progress of science, since January 2023. Dr. Shamsunder previously served as Head of Global Network Edge of Google LLC (NASDAQ: GOOG), a multinational technology company, where she developed the vision and strategic roadmap for Google’s edge networking services, from January 2022 to June 2023. Prior to this, Dr. Shamsunder spent over 15 years in senior executive roles at Verizon Communications, Inc., a telecommunications company, where she ultimately served as Vice President of Product Strategy and Technology Development from January 2018 to December 2021. In this role, she developed Verizon’s product strategy and led the launch of its 5G network and 4G smartphones, the first large-scale 5G network in the world.

Oleg Timoshenko, age 55, currently serves as the Founder and Operator of Feedback S.à r.l., a Luxembourg-based venture fund that focuses on key growth sectors across Europe and the United States, since June 2021. Mr. Timoshenko previously served as the Co-Founder, Chief Executive Officer, and Chairman of Eastar LLC (“Eastar”), a company that specialized in the development, manufacturing, and operations of satellite equipment, from July 2005 to March 2022. In May 2011, Mr. Timoshenko also founded UHP, a Canada-based company that developed innovative technology transforming the Very Small Aperture Terminal (VSAT) market, which was acquired by Comtech in March 2021. In addition to his work with Eastar and UHP, in 2005, Mr. Timoshenko co-founded Romantis Group, a telecommunications service provider based in Germany, known for delivering high-quality, bespoke communications solutions. Mr. Timoshenko began his career as a field service engineer before rising to Chief Executive Officer of a regional subsidiary of Deutsche Telekom AG, a German telecommunications company, and later founding several successful high-tech startups.

Jay Whitehurst, age 65, currently serves as Founder and Chairman of Couplify, an artificial intelligence-based algorithm dating platform, since March 2020. Mr. Whitehurst previously served as Chief Strategy Officer of Comtech, where he focused on cultivating new accounts and cross-selling commercial solutions to the U.S. government, from November 2022 to May 2023. Prior to that, Mr. Whitehurst served as President of Comtech’s Trusted Location product line (including at Telecommunications Systems, Inc. (“TCS”)), overseeing product development for location-based platforms, messaging services, and wireless emergency alerts, from 2011 to November 2022. Mr. Whitehurst was a key executive at TCS, which was acquired by Comtech in 2016. Mr. Whitehurst’s career in telecommunications includes leadership roles such as Chief Operating Officer at Movius Interactive, a global provider of mobile unified communications, as well as President and General Manager of Tekelec Inc.’s Switching Solutions Group. Mr. Whitehurst has also held senior executive positions at Axes Technologies and Nortel Networks, where he developed expertise in wireless communication and public safety sectors.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

MR. PORCELAIN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Keith Hall, Michael Hildebrandt, Fred Kornberg, Michael Porcelain, Robert Schassler, Sanyogita Shamsunder, Oleg Timoshenko, and Jay Whitehurst.

As of the date hereof, Mr. Porcelain directly beneficially owns 336,516 shares of Common Stock, par value $0.10 per share, of the Company (the “Common Stock”), consisting of (i) 279,872 shares of Common Stock, including 2,615 shares of Common Stock held in record name, and (ii) 56,644 shares of Common Stock issuable within sixty days of the date hereof. As of the date hereof, Mr. Kornberg directly beneficially owns 539,434 shares of Common Stock consisting of (i) 7,958 shares of Common Stock held in Mr. Kornberg’s ROTH IRA and (ii) 531,476 shares of Common Stock (100 shares of which have been transferred to record name) held in the Fred Kornberg Grantor Retained Annuity Trust (GRAT) #26 U/A DTD 05/09/2024, for which Mr. Kornberg serves as trustee. As of the date hereof, Mr. Timoshenko directly beneficially owns 1,293,202 shares of Common Stock. As of the date hereof, Mr. Whitehurst directly beneficially owns 10,745 shares of Common Stock. As of the date hereof, neither Dr. Shamsunder nor Messrs. Hall, Hildebrandt or Schassler own any shares of Common Stock.

Investor Contact:
Michael Porcelain
(516) 637-5187

Media Contact:
ASC Advisors
Taylor Ingraham / Morgan Davis
tingraham@ascadvisors.com / mdavis@ascadvisors.com
203 992 1230

Item 2: Mr. Porcelain has created the following social media profile:

LinkedIn

Item 3: On September 23, 2024, Mr. Porcelain published the following messages on LinkedIn:

Item 4: Mr. Porcelain launched a website to communicate with the Company’s stockholders regarding the Annual Meeting. The website address is www.thefuturecomtech.com. The following materials were posted by Mr. Porcelain to www.thefuturecomtech.com, certain of which were previously filed with the SEC:

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Michael Porcelain, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2024 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

MR. PORCELAIN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Keith Hall, Michael Hildebrandt, Fred Kornberg, Michael Porcelain, Robert Schassler, Sanyogita Shamsunder, Oleg Timoshenko, and Jay Whitehurst.

As of the date hereof, Mr. Porcelain directly beneficially owns 336,516 shares of Common Stock, par value $0.10 per share, of the Company (the “Common Stock”), consisting of (i) 279,872 shares of Common Stock, including 2,615 shares of Common Stock held in record name, and (ii) 56,644 shares of Common Stock issuable within sixty days of the date hereof. As of the date hereof, Mr. Kornberg directly beneficially owns 539,434 shares of Common Stock consisting of (i) 7,958 shares of Common Stock held in Mr. Kornberg’s ROTH IRA and (ii) 531,476 shares of Common Stock (100 shares of which have been transferred to record name) held in the Fred Kornberg Grantor Retained Annuity Trust (GRAT) #26 U/A DTD 05/09/2024, for which Mr. Kornberg serves as trustee. As of the date hereof, Mr. Timoshenko directly beneficially owns 1,293,202 shares of Common Stock. As of the date hereof, Mr. Whitehurst directly beneficially owns 10,745 shares of Common Stock. As of the date hereof, neither Ms. Shamsunder nor Messrs. Hall, Hildebrandt or Schassler own any shares of Common Stock.